Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and shall be effective as of February 18, 2013 (the “Effective Date”), by and between Capricor, Inc., a Delaware corporation, whose offices are located at 8840 Wilshire Blvd., 3rd Floor, Beverly Hills, California 90211 (the “Company”), and Dr. Anthony H. Davies (“Employee”) who resides at 15945 Niles Road, Los Gatos, California 95033.

A. Capricor extended an offer of employment to Employee pursuant to an Offer Letter dated January 9, 2013 which has been accepted by Employee (the “Offer Letter”).

B. The parties now desire to enter into a definitive agreement which shall set forth the full terms and conditions of Employee’s employment.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Company, upon the terms and conditions herein set forth.

2. DUTIES AND POWERS OF EMPLOYEE

2.1 Duties of Employee. . Employee shall serve as the Chief Technology Officer of the Company reporting directly to the Chief Executive Officer. In that capacity, Employee shall do and perform all services, acts or things necessary or advisable to develop, manage and execute a to-market commercialization plan for the Company’s therapeutic products (including, but not limited to CDC’s). Employee’s responsibilities shall include, without limitation, the following:

•	process development and manufacturing;

•	evaluating information and making recommendations to the Company’s Board of Directors (the “Board”) regarding process development and manufacturing for new products being considered by the Company;

•	participating in the Company’s fundraising activities, when necessary, which may include travel from time to time;

•	evaluating off-site manufacturing options, including those outside the U.S. and making recommendations regarding same;

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Exhibit 10.8

•	supervising the manufacturing, process development and, if requested, quality divisions including all employees therein; and

•	working with the Company’s team to formulate budgets for expansion of the Company.

During the duration of his employment, and except for periods of illness, vacation, or reasonable leaves of absence, Employee shall devote his full time and attention to the business and affairs of the Company, as such business and affairs now exist and as they hereafter may be changed or added to, under and pursuant to the general direction of the Company’s Board.

2.2 Place of Performance. Employee shall perform most of his duties from the Company’s offices located in Los Angeles, California unless otherwise specifically authorized in writing. However, the parties acknowledge that as of the Effective Date of this Agreement, Employee is residing in Los Gatos, California and that for a period not to exceed six (6) months from the Effective Date (the “Relocation Period”), Employee shall be required to commute to Los Angeles to perform his responsibilities. During the Relocation Period or until Employee actually relocates to Los Angeles, whichever occurs first, Employee shall spend at least three (3) days each week in Los Angeles and work remotely on the remaining two (2) days of the week, unless Employee is traveling to other locations on behalf of the Company. Before the expiration of the Relocation Period, Employee shall be required to relocate his residence to Los Angeles.

2.3 Other Activities. During the continuation of his employment hereunder, Employee shall not provide any work or services to any other person or organization without the prior written consent of the Chief Executive Officer or the Board, which consent may be withheld in their sole and absolute discretion. Nothing contained herein shall prohibit Employee from making passive personal investments in publicly traded companies so long as Employee’s investment does not constitute an equity position greater than five percent (5%) of such company’s outstanding securities.

3. COMPENSATION

3.1 Base Salary. In consideration of the services to be provided by Employee during his employment hereunder, Employee shall receive a base salary of two hundred sixty thousand dollars ($260,000) per annum, which sum shall be payable in semi-monthly installments consistent with Company pay practices.

3.2 Bonuses. In addition to the base salary, Employee will also be considered for an annual bonus at the end of each fiscal year of the Company in an amount up to twenty percent (20%) of his base salary, the awarding and amount of which will be in the discretion of the Board and dependent upon successful completion of performance-based milestones to be determined by the Chief Executive Officer and the Company’s Compensation Committee. The Company shall have the discretion to pay any amount awarded either in cash or in options to purchase Common Shares of the Company valued in a like amount. If options are granted to Employee as a bonus, they will be deemed fully vested on the date of grant. If Employee does not work for the entire fiscal year of the Company and/or if Employee is in default of any material term of this Agreement, the Company, in its discretion, may discontinue, deny, prorate or reduce the amount of any bonus which otherwise could be awarded.

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3.3 Commuting Expenses. During the Relocation Period and while Employee is commuting to Los Angeles, the Company will reimburse Employee for all travel expenses incurred by him including airline flights at the best available coach rates, ground transportation, lodging at rates pre-approved by the Chief Executive Officer and meals while in Los Angeles (collectively, the “Commuting Expenses”). Once Employee has actually completed his move to Los Angeles, the Company will provide Employee with a housing allowance of four thousand dollars ($4,000) per month for a period of nine (9) months. If Employee’s move is completed within the Relocation Period, the reimbursement of the Commuting Expenses shall cease. All such payments to Employee shall be subject to deductions for taxes and other withholdings as required by applicable Federal and state law. Each such expense shall be reimbursable only if Employee furnishes to the Company adequate records, receipts and other documentary evidence of any such expenses incurred. Reimbursements shall be made within thirty (30) days of the Company’s receipt of such expense records from Employee.

3.4 Stock Options.

(a) Grant of Stock Option. As further consideration for the services to be provided by Employee hereunder, subject to the approval of the Company’s Board, Employee shall be granted a stock option under the Company’s 2012 Restated Equity Incentive Plan (the “Stock Plan”) to purchase an aggregate of 91,245 shares of the Company’s Common Stock (the “Option Shares”). The Option Shares shall vest at the rate of twenty-five percent (25%) per year over a four-year period commencing on the first anniversary of the date of grant and continuing at the rate of twenty-five percent (25%) on each of the three (3) anniversary dates thereafter. The exercise price for the Option Shares shall be equal to the fair market value of the shares on the date of grant as determined by the Company’s Board. The Option Shares shall be further subject to the provisions of the Stock Plan and the applicable Stock Option Agreement to be executed by the Company and Employee.

(b) Accelerated Vesting. In the event of a Change of Control of the Company (as defined below) and Employee’s employment is terminated, or his position or responsibilities are materially diminished, within the twelve (12) month period following the effective date of such Change of Control, the vesting of all of Employee’s then unvested Option Shares shall be accelerated and deemed fully vested as if the termination had not occurred; provided, however, that the exercise of such Option Shares shall be governed by the provisions of the relevant plan and stock option agreement applicable thereto.

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(i) The term "Change of Control" means: (1) a sale of all or substantially all of the assets of the Company; or (2) the acquisition of more than fifty percent (50%) of the voting power of the outstanding securities of the Company by another person or entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the stockholders of record of the Company as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the outstanding stock of the Company) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

3.5 Deduction of Taxes. The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for Federal Income and Social Security taxes and all other federal, state or local taxes now applicable or that may be enacted and become applicable in the future.

4. OTHER BENEFITS

4.1 Insurance. Commencing on the first day of the month following the thirty (30)-day period after the Effective Date of this Agreement, and so long as Employee remains employed by the Company, Employee shall be entitled to participate in any medical and dental insurance plan which is from time to time generally made available to other senior Employees of the Company. The right to receive such insurance benefits shall vest if and only if any of the foregoing types of insurance plans are adopted and maintained by the Company. In addition, commencing on the second year of Employee’s employment, the sum of one thousand dollars ($1,000) shall be deposited into a flexible spending account earmarked for Employee’s benefit to be used only for qualified medical expenses. If Employee’s employment is terminated for whatever reason before such sum is expended by him, any remaining balance will be cancelled upon termination of employment.

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4.2 Vacation and Personal Leave.

(i) Vacation. Employee shall be entitled to a maximum of fifteen (15) working days’ vacation time during each one-year period of this Agreement without loss of compensation, to be taken at a time or times mutually agreed upon by the Company and Employee. Vacation days may be taken only at such times as are mutually convenient for the Company and Employee. If Employee is unable for any reason to take the total amount of authorized vacation time for any year, Employee may accrue no more than five (5) days of that time and add it to vacation time for any following year or alternatively, may receive a cash payment in an amount equal to the amount of annual salary attributable to that period. Once the maximum accrual has been reached, all further accruals will cease. Vacation accruals will recommence after Employee has taken his vacation and his accrued hours have dropped below the maximum or Employee has received pay in lieu of the vacation time.

(ii) Personal Days. Employee shall be entitled to a maximum of four (4) working days’ personal leave (including sick days) during each one-year period of this Agreement without loss of compensation.

4.3 Business Expenses. The Company shall reimburse Employee monthly for all business expenses incurred by Employee in performing his duties hereunder, including, without limitation: (a) expenses incurred for business travel; (b) meals, lodging, and ground transportation expenses; (c) pre-approved promotional expenses; (d) long distance telephone charges; and (e) any other expenses which the Company determines is necessary in connection with the performance of Employee’s duties hereunder. Each such expense shall be reimbursable only if it is of such a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company. Employee shall furnish to the Company adequate records, receipts and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

4.4 Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide Employee with similar, but lawful, substitute benefits at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to Employee.

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5. OBLIGATIONS OF EMPLOYEE

5.1 Confidential and Proprietary Information. Employee acknowledges and agrees that he has been given, and during the continuance of this Agreement and in the course of discharging his duties hereunder he will have access to and become acquainted with, information and know-how concerning the operation, products and processes of the Company which are confidential and/or proprietary to the Company (and/or its licensors and affiliates). As a condition of Employee’s employment, Employee agrees to execute an At-Will Employment, Confidential Information, and Invention Assignment Agreement (the “Proprietary Rights Agreement”) which, among other things, shall set forth Employee’s obligations with respect to the Company’s confidential and proprietary information. An executed copy of the Proprietary Rights Agreement shall be attached hereto as Exhibit A and incorporated herein by reference.

5.2 Non-Competition and Non-Solicitation By Employee. Employee acknowledges and agrees that his duty of loyalty to the Company is of paramount importance. As a condition of Employee’s employment, Employee acknowledges and agrees to abide by the provisions regarding non-competition and non-solicitation set forth in the Proprietary Rights Agreement attached hereto as Exhibit A.

5.3 Equitable Remedies. In the event of a breach or threatened breach of the provisions of Section 5 of this Agreement, including its subsections, the Company shall be entitled to an injunction enjoining Employee from such breach, but nothing herein shall be construed as prohibiting the Company from pursuing in addition any other remedies available for such breach or threatened breach.

6. TERMINATION OF EMPLOYMENT

6.1 At-Will Employment. The employment of Employee shall commence on the Effective Date and shall continue in effect until the termination hereof by either party. The employment of Employee is At-Will and may be terminated at the will of either the Company or Employee, with or without cause or notice.

6.2 Payments Due Upon Termination. Upon termination of Employee’s employment, the Company shall pay to Employee on such date required by applicable law, a lump sum amount in cash equal to Employee’s base salary and other payments due through the Date of Termination to the extent not theretofore paid.

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7. GENERAL PROVISIONS

7.1 Notices. Any notices to be given by either party to the other may be effected either by personal delivery in writing, by facsimile or electronic transmission or by mail, registered or certified, postage prepaid. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change its address by written notice in accordance with this section. Notices personally delivered or sent by facsimile transmission shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two (2) days after the date on which they are mailed.

7.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by the Company, including the Offer Letter but excluding the Proprietary Rights Agreement and a Dispute Resolution and Mutually Binding Arbitration Agreement to be executed by the parties, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise between the parties not contained in this Agreement shall be valid or binding on the parties. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

7.3 Severability. If any one or more provisions in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be judicially modified accordingly to make such provision enforceable and if not possible to reasonably do so, such provision shall be deemed excluded from this Agreement. In such case, the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.4 Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

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7.5 Governing Law. This Agreement and each of its provisions shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflict of law principles), except that the laws of the State of Delaware shall govern all matters as to the Stock Plan and Stock Option Agreement.

7.6 Agreement Binding. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it as if no such succession had taken place.

7.7 Survival. Notwithstanding any provision of this Agreement to the contrary, the provisions of Sections 5 and 7 (and each of their subsections) shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions contained herein.

7.8 Headings and Captions. Section headings and captions used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Employee:

/s/ Anthony Davies
Dr. Anthony H. Davies

Capricor, Inc.

By:	/s/ Linda Marban
Linda Marbán, Ph.D.
Chief Executive Officer

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